Exhibit 8.2

AMTD Digital Inc. CricketSquare, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands	PRIVATE AND CONFIDENTIAL

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
VRJ/KCT/Opinion	—	20 May 2021	1/2

SINGAPORE TAX OPINION

Dear Sirs,

1.	Introduction

We are engaged as Singapore tax counsel to AMTD International Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, and its subsidiaries established in Hong Kong in connection with (a) the proposed initial public offering (the “Offering”) of certain number of American depositary shares (the “Offered ADSs’’), each Offered ADS representing certain number of Class A ordinary shares, par value of US$0.0001 per share, of the Company, by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (b) the Company’s proposed listing of the Offered ADSs on the Nasdaq Global Market/New York Stock Exchange.

2.	Opinion

Subject to the Qualifications, the statements made in the Registration Statement under the caption “Taxation–Singapore Taxation”, insofar as they purport to describe or summarise certain provisions of Singapore tax laws referred to therein, based on the assumptions of facts, and subject to the limitations, set forth therein, are accurate descriptions or summaries in all material respects.

3.	Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(a)

this opinion is given only in respect of the tax laws of Singapore which are in force on the date of this opinion and this opinion is to be governed and interpreted in accordance with such laws and the courts of Singapore have exclusive jurisdiction to settle any dispute or claim arising out of or in connection herewith (including any non-contractual disputes or claims).

(b)

the tax laws of Singapore referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(c)

this opinion is issued based on our understanding of the tax laws of Singapore. For matters not explicitly provided under the tax laws of Singapore, the interpretation, implementation and application of the specific requirements under the tax laws of Singapore are subject to the final discretion of competent Singapore legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will ultimately take a view that is not contrary to our opinion stated above; and

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(d)

this opinion is strictly limited to the matters stated in it and does not apply by implication to other matters. We have made no investigation into, and do not express or imply any views on, the laws of any country other than Singapore. Except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this opinion.

4.	Conclusion

4.1	This opinion is given for the sole benefit of the persons to whom the opinion is addressed.

4.2	This opinion may not, without our prior written consent, be:

(a)	filed with a government agency or quoted or referred to in a public document; or

(b)	disclosed to anyone else,

except that it may be disclosed on a need-to-know basis and without our consent or notification:

(i)	to your professional advisers or auditors in the ordinary course of your business;

(ii)	to your related corporations who in the ordinary course of your business have access to your papers and records;

(iii)	if required by law or in accordance with an official directive or request with which responsible financiers generally comply in carrying on their business; or

(iv)	in connection with any litigation or proposed litigation in relation to this opinion,

provided that such persons to whom this opinion was disclosed pursuant to this paragraph 4.2 may not rely on it and no such person may provide a copy of this opinion to any other person.

4.3

Notwithstanding paragraph 4.2 above, we hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

4.4

For the avoidance of doubt, we do not assume responsibility for updating this opinion as of any date subsequent to the date of this opinion, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion.

Yours faithfully

/s/ RAJAH & TANN SINGAPORE LLP

RAJAH & TANN SINGAPORE LLP

Vikna Rajah, Partner

T 6232 0597

F 6428 3494

E vikna.rajah@rajahtann.com

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